Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67190, 33-67192, 33-67194, 33-83718, 33-80751, 333-80509, 333-48498, 333-65206, 333-102223 and 333-102224) of Kadant Inc., of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Kadant Inc., Kadant Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kadant Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 10, 2006